EXHIBIT A

                    ARTICLE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION
AND
ATTACHMENT TO ARTICLES OF INCORPORATION
OF
SIMPLE TECH, INC.

Pursuant to Section 78.320 of the Nevada Revised Statutes, the undersigned corporation, desiring to amend the Articles of Incorporations and Attachment to Articles of Incorporation of Simple Tech, Inc., does hereby sign, verify, and deliver to the Office of the Secretary of State of Nevada this Article of Amendment to the Articles of Incorporations and Attachment to Articles of Incorporation of Simple Tech, Inc.

The following amendments to the Articles of Incorporations and Attachment to Articles of Incorporation of Simple Tech, Inc., dated November 16, 2006, were adopted by a majority of the board of directors on the 24th of September, 2009 and a majority of the stockholders of the corporation on the 30th of September, 2009.

This amendment deletes article 1 of the Articles of Incorporation in its entirety, providing for a new article 1 as follows:

“1.      Name of Corporation: Sonnen Corporation”

This amendment deletes the title of the Attachment to Articles of Incorporation of Simple Tech, Inc., in its entirety, providing for a new title as follows:

“Attachment to Articles of Incorporation of Sonnen Corporation.”

This amendment deletes the first sentence to article 8 of the Attachment To Articles Of Incorporation of Simple Tech, Inc., in its entirety, providing for a new sentence as follows:

“8.      The governing board of Sonnen Corporation (the “Corporation”) shall be styled as a “Board of Directors”, and any member of said Board shall be styled as a “Director.””

This amendment deletes article 3 of the articles of incorporation in its entirety, providing for a new article 3 as follows:

“3.      Shares: (number of shares the corporation is authorized to issue)

          Number of shares with par value: 300,000,000
          Par value: .0001

          Number of shares without par value: 0”

This amendment deletes article 9 of the Attachment To Articles Of Incorporation of Simple Tech, Inc. in its entirety, providing for a new article 9 as follows:

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EXHIBIT A

“9.      (a) The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) which shall consist of (i) Two Hundred and Fifty Million (250,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Fifty Million (50,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

The number of shares of the corporation outstanding at the time this amendment to the corporation’s articles of incorporation was adopted was 67,168,000 and the number of shares entitled to vote thereon was 67,168,000. The number of shares which voted for such amendment was 41,000,000. The number of votes cast for the amendment by a majority of the stockholders was sufficient for approval of same.

The name change of the corporation to “Sonnen Corporation” and the reduction in authorized common stock to 250,000,000 par value $0.0001 shares will be effective on or about October __, 2009 subsequent to the filing of this Article of Amendment to the Articles of Incorporations and Attachment to Articles of Incorporation of Simple Tech, Inc., with the Nevada Secretary of State.

Dated October __, 2009

_______________

Robert Miller
Chief Executive Officer and Director

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